SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH YIELD DEFINED OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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WESTERN ASSET HIGH YIELD DEFINED OPPORTUNITY FUND INC.

(NYSE: HYI)

620 Eighth Avenue, 47th Floor, New York, New York 10018

At the upcoming Special Meeting of Stockholders on May 22, 2025, you are being asked to consider a proposal to convert HYI to a perpetual fund by (1) amending the Fund’s articles of incorporation (the “Charter”) to eliminate the Fund’s term, which is currently scheduled to end at the close of business on September 30, 2025 (the “Term Date”), and (2) eliminating the Fund’s fundamental policy to liquidate on or about September 30, 2025 (the “ Term Proposal”), each of which will only be effective upon at least $75 million of net assets remaining in the Fund following the completion of a tender offer for 100% of the shares outstanding (the “Tender Offer”). If the Term Proposal does not pass, the Fund will automatically liquidate, leaving all shareholders without the benefits of the existing Fund.

Vote FOR the Term Proposal
Maintain your investment in the Fund with a first year fee waiver
OR
Exit some or all of your position at 100% of NAV
The Board recommends voting FOR the Term Proposal

Please ensure that your vote is cast so that we can avoid further solicitations.

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals to be voted upon, please feel free to contact Georgeson LLC toll free at 1-866-308-1792.